AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
DATED NOVEMBER 29, 2005

          THIS AMENDMENT NO. 1 to Agreement and Plan of Merger is made and entered into this 21st day of February, 2006, by and among VETCO Hospitals, Inc. a California corporation ("VETCO"); SkyLynx Communications, Inc., a Delaware corporation ("SkyLynx"); and SkyLynx Acquisition Corporation, a Colorado corporation which is a wholly-owned subsidiary of SkyLynx ("Acquisition").

WITNESETH:

          WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of November 29, 2005; and

          WHEREAS, the parties desire to modify and amend certain provisions of the Merger Agreement in the particulars herein below set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

          1.          Section 2.4 of the Merger Agreement is hereby amended to provide that the Closing shall occur in no event later than March 31, 2006.

          2.          The first sentence of Section 5.1(a) of the Agreement is hereby amended to read as follows:

Each share of VETCO Common Stock issued and outstanding immediately prior to the Effective Time, excluding any such shares held in the treasury of VETCO, shall be converted automatically into 98.8338 shares of SkyLynx Series A Convertible Preferred Stock having a Stated Value of $3.00 per share (the "Series A Preferred"); provided, however, that if such conversion would result in the issuance of a fractional share of Series A Preferred to a VETCO Shareholder, then the number of shares to be received by such VETCO Shareholder shall instead be rounded to the nearest whole share (with .5 rounded up).

          3.          The second sentence of Section 5.1(a) of the Agreement is hereby deleted in its entirety.

          4.          The third sentence of Section 5.1(a) is hereby amended to provide that the Series A Preferred shall have the following conversion feature:

Conversion: The 1.0 million shares of Series A Preferred is convertible, as a class and in the aggregate, into 38,431,600 shares of Conversion Stock, pro rata, at any time, at the option of the holder. In addition, the shares of Series A Preferred to be issued hereunder will automatically convert into Conversion Stock upon there being made available for issuance a sufficient number of shares of SkyLynx Common Stock that are not reserved for issuance pursuant to the exercise of outstanding rights to acquire shares of SkyLynx Common Stock.

          5.          Section 5.4 of the Agreement is hereby amended in its entirety to read as follows:

5.4 Closing Escrow. All shares of Series A Preferred to be issued in the merger (the "Merger Securities") shall be delivered to and deposited into escrow (the "Closing Escrow") with the SkyLynx acting corporate secretary, as escrow agent, pursuant to the terms of a Closing Escrow Agreement, substantially in the form of Exhibit 5.4, attached hereto (the "Closing Escrow Agreement"). Under the terms of the Closing Escrow Agreement, the Merger Securities shall be held in escrow until VETCO shall have delivered to SkyLynx the VETCO Financial Statements and Pro Forma Financial Information required pursuant to Section 4.1 hereof and Form 8-K under the Exchange Act. In the event that any VETCO Undisclosed Liability is disclosed in connection with the delivery of the VETCO Financial Statements, or in the event at the time of closing VETCO has outstanding and unsatisfied a liability to the Internal Revenue Service for payroll taxes, interest, penalty and other assessments (the "Tax Debt"), 100,000 shares of Series A Preferred shall be held in the Closing Escrow contemplated hereby until such VETCO Undisclosed Liability is disposed to the satisfaction of the auditors who prepared the VETCO Financial Statements, or such Tax Debt is satisfied to the satisfaction of SkyLynx. If such VETCO Undisclosed Liability or Tax Debt can not be satisfied within 150 days following the Closing Date, then the number of shares of Series A Preferred to be distributed to the VETCO Shareholders from the Closing Escrow shall be reduced by the value of the VETCO Undisclosed Liability and/or Tax Debt based upon a Series A Preferred value of $3.00 per share.

         6.          The second sentence of Section 5.5 is hereby amended to read as follows:

This VETCO Debt shall be assumed by SkyLynx and the principal shall be convertible into a maximum of 11,662 shares of Series A Preferred. If the VETCO Debt is not converted, the 11,662 shares of Series A Preferred shall not be issued to the VETCO Shareholders and shall remain authorized but unissued shares of SkyLynx.

          7.          Section 8.2(r) is hereby amended in its entirety to read as follows:

The VETCO Debt shall be assumed by SkyLynx in accordance with Section 5.5, and SkyLynx and the holder of the VETCO Debt shall enter into a convertible debenture, in substantially the form of the convertible debenture attached hereto as Exhibit 5.5.

          8.          Section 8.3(q) is hereby amended in its entirety to read as follows:

The VETCO Debt shall be assumed by SkyLynx in accordance with Section 5.5, and SkyLynx and the holder of the VETCO Debt shall enter into a convertible debenture, in substantially the form of the convertible debenture attached hereto as Exhibit 5.5.

          9.          Section 8.4(c)(i) is hereby amended in its entirety to read as follows:

Certificate or certificates representing 1,000,000 shares of Series A Preferred, which certificates shall be issued in the names of each VETCO Shareholder and the holder of the VETCO Debt, pro rata, and delivered in escrow under the Closing Escrow Agreement

          10.          This Amendment may not be construed to amend the Merger Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

                    a.          Any breach of the Merger Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

                    b.          Any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.

          11.          The parties hereby confirm that the Merger Agreement, as amended by this Amendment, is in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

          12.          Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Merger Agreement.

[signatures on following page]

          IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 to the Agreement and Plan of Merger dated November 29, 2005 on the date and year first above written.
SkyLynx Communications, Inc.
a Delaware corporation

By: /s/ Gary L. Brown
Name: Gary L. Brown
Title: President

SkyLynx Acquisition Corp.,
a Colorado corporation

By: /s/ Gary L. Brown
Name: Gary L. Brown
Title: President

VETCO Hospitals, Inc.,
a California corporation

By:/s/ K. Bryan Shobe
Name: K. Bryan Shobe
Title: CEO